UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: March 5, 1999
                        (Date of earliest event reported)


                         Commission File Number 1-14373

                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                                     56-2084290
     (State of Incorporation)             (I.R.S.Employer Identification No.)


                                 375 Park Avenue
                            New York, New York 10152
                    (Address of Principal Executive Offices)


                                 (212) 750-6070
              (Registrant's telephone number, including area code)






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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On March 5, 1999, Insignia Financial Group, Inc. (the "Company" or "Insignia") acquired all of the outstanding share capital of St. Quintin Holdings Limited ("St. Quintin"), a real estate services firm located in the United Kingdom, from their existing shareholders. St. Quintin, which has offices in London, Manchester and Leeds, will be merged with Insignia's existing U.K. subsidiary, Richard Ellis Group Limited, to form Richard Ellis St. Quintin.

     The total purchase price paid for St. Quintin was approximately $32 million. Additional purchase consideration of approximately $12 million is contingent on the future performance of St. Quintin. The purchase was funded with borrowings of $24.3 million on the Company's revolving credit facility (arranged by First Union National Bank and Lehman Brothers and involving a syndicate of nine national and international financial institutions), the issuance of approximately 306,000 shares of Common Stock of the Company and options to purchase approximately 612,000 shares of the Company's Common Stock. The acquisition will be accounted for as a purchase and substantially comprised of goodwill.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

          (c) Exhibits - The following are furnished as exhibits to this report:

          Exhibit No.

          10.1 Agreement for the Sale and Purchase of Shares in the Capital of St. Quintin Holdings Limited, dated March 5, 1999, by and among the Vendors listed therein and Insignia Financial Group, Inc.

          99.1 Press Release dated March 5, 1999.

     The financial statements of St. Quintin and pro forma information required to be filed as exhibits to this report are not included and will be filed as soon as practicable but no later than May 19, 1999.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to the signed on its behalf by the undersigned hereunto duly authorized.

                                  INSIGNIA FINANCIAL GROUP, INC.



                                  By: /s/ Adam B. Gilbert
                                  -----------------------------
                                  Adam B. Gilbert
                                  Executive Vice President



Date:  March 18, 1999


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